Exhibit 5.1

February 9, 2012

Kimberly-Clark Corporation

P. O. Box 619100

Dallas, Texas 75261-9100

Re:          Registration Statement on Form S-3

Ladies and Gentlemen:

This opinion is rendered in connection with the registration under the Securities Act of 1933, as amended (the “Act”), by Kimberly-Clark Corporation, a Delaware corporation (the “Corporation”), of $300,000,000 aggregate principal amount of the Corporation’s 2.40% Notes due March 1, 2022 (the “Notes”) pursuant to the registration statement on Form S-3, File No. 333-167886  (the “Registration Statement”), filed with the Securities and Exchange Commission (the “SEC”) on June 30, 2010.  I am Senior Vice President — Law and Government Affairs and Chief Compliance Officer of the Corporation. Whenever in this opinion letter I use the words “we,” “our” or “us,” these terms refer to me and to members of my staff who have provided legal services in connection with the Registration Statement.

The Notes are being offered and sold by the Corporation by means of the prospectus supplement dated February 6, 2012 relating to the Notes filed by the Corporation with the SEC on February 8, 2012 pursuant to Rule 424(b) under the Act (together with the prospectus dated June 30, 2010, the “Prospectus”) and pursuant to the Underwriting Agreement dated February 6, 2012 between the Corporation and Barclays Capital Inc. and Morgan Stanley & Co. LLC, as Representatives of the several Underwriters named therein.  The Notes have been issued pursuant to the First Amended and Restated Indenture dated as of March 1, 1988, as supplemented by the First Supplemental Indenture thereto, dated as of November 6, 1992, the Second Supplemental Indenture thereto, dated as of May 25, 1994, the Third Supplemental Indenture thereto, dated as of March 14, 2002, the Fourth Supplemental Indenture thereto, dated as of December 19, 2006, and the Fifth Supplemental Indenture thereto, dated as of December 12, 2011 (collectively, the “Indenture”), between the Corporation and The Bank of New York Mellon Trust Company, N.A., as successor trustee.

We have examined such corporate records, certificates and other documents, and such questions of law as we have considered necessary or appropriate for the purposes of this opinion. Based upon the foregoing, we are of the opinion that the Notes constitute valid and legally binding obligations of the Corporation, subject to bankruptcy, insolvency, fraudulent transfer, moratorium and similar laws of general applicability relating to or affecting creditors’ rights and to general equity principles.

For purposes of this opinion, we have assumed the genuineness of all signatures of, and the authority of, persons signing any documents or records on behalf of parties other than the Corporation, the authenticity of all documents submitted to us as originals and the conformity to authentic original documents of all documents submitted to us as certified or photostatic copies. In addition, we have assumed that there will be no changes in the laws currently applicable to the Corporation and that such laws will be the only laws applicable to the Corporation. Also, we have relied as to certain matters on information obtained from public officials, officers of the Corporation and other sources believed by us to be responsible.

The foregoing opinion is limited in all respects to the Federal laws of the United States, the General Corporation Law of the State of Delaware, and the laws of the State of New York, and we are expressing no opinion as to the effect of the laws of any other jurisdiction.

I hereby consent to the filing of this opinion as an Exhibit to the Registration Statement and to the use of my name under the caption “Legal Matters” in the Prospectus forming a part of the Registration Statement.  In giving such consent, I do not thereby admit that I am in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Securities and Exchange Commission thereunder.

Very truly yours,

/s/ Thomas J. Mielke
Thomas J. Mielke